Exhibit 99.1

Runway Growth Credit Fund Provides Third Quarter 2019 Portfolio Update

–Originates $81.125 Million Of New Loans

–Grows Total Loan Originations Since Inception To $442 Million

WOODSIDE, CA, October 22, 2019—Runway Growth Credit Fund Inc. (the “Fund” or “Runway Growth”), a leading lender of growth capital to both venture and non-venture backed companies seeking an alternative to raising equity, provided a portfolio update for the third quarter ended September 30, 2019.

“We had a very strong quarter adding three new portfolio companies,” said David Spreng, CEO.  “We continue to demonstrate our ability to creatively structure loans that support company growth and meet the needs of both the entrepreneur and institutional equity holders. Our portfolio continues to grow in an environment where we are being very selective in our investment process."

Total new loans in the third quarter equaled $81.125 million, bringing the total loan originations for the Fund to $442 million since the December 2016 launch.

Originations

During the third quarter ended September 30, 2019, Runway Growth funded loans of $77.5 million to three new portfolio companies and $3.625 million to three existing portfolio companies. New portfolio companies include:

•	$17.5 million senior secured term loan to new portfolio company, Drop, a specialty retailer and product developer that uses data and insights from its community to develop and find products that feed the community’s interests in things like audio, mechanical keyboards, tech, apparel, outdoors, and cooking. The Drop community learns, shares, shops with others, and participates in product development through polls, discussions, and interest checks;

•	$25.0 million senior secured term loan to new portfolio company, INRIX, Inc. INRIX provides location-based data and analytics, such as traffic and parking data, to automakers, cities and road authorities worldwide, and in turn-by-turn navigation applications;

•	$35.0 million senior secured term loan to a new portfolio company that is a custom designer, manufacturer, and online retailer of specialty consumer products.

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Liquidity Events

There were no liquidity events during the quarter.

About Runway Growth Capital LLC and Runway Growth Credit Fund, Inc.

Runway Growth Capital LLC is the investment advisor to Runway Growth Credit Fund Inc., a lender of growth capital to companies seeking an alternative to raising equity. Led by industry veteran David Spreng, the Fund provides senior term loans of $10 million to $50 million to fast-growing companies based in the United States and Canada. The Fund is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. For more on the Fund and its manager, Runway Growth Capital LLC, please visit our website at www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Jay Kolbe

Jay@Impactpartnerspr.com